Exhibit 23.1




                 Consent of Independent Accountants





The Board of Directors
Canisco Resources, Inc.:


	We consent to incorporation by reference in this registration statement on Form S-8 of Canisco Resources, Inc. of our reports dated June 3, 1998, relating to the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for the years ended March 31, 1998 and 1997, the six months ended March 31, 1996 and the year ended September 30, 1995, which reports appear in the March 31, 1998 annual report on Form 10-K of Canisco Resources, Inc.



KPMG LLP
Philadelphia, Pennsylvania
January 14, 1999